Exhibit 10.9

Catalent Pharma Solutions 14 Schoolhouse Road Somerset, NJ 08873 T (732) 537-6341 F (732) 537-5996 www.catalent.com

September 28, 2007

Mr. Tracy Tsuetaki

[Home Address]

Dear Tracy:

Congratulations on your offer of employment! Catalent is the leading provider of pharmaceutical development services, drug delivery technologies, manufacturing and packaging services to the global pharmaceutical and biotechnology industry. We take great pride in hiring executives who have talent, drive and commitment and we are extremely delighted to have you join our team.

Attached is important information about our organization, your individual position, benefits and rewards. I encourage you to review all materials thoroughly and contact me with questions.

I am pleased to confirm in writing our offer of employment to you. The major provisions of your offer are:

1.	Position: Your position is President, Packaging Services, reporting directly to John Lowry, President and Chief Executive Officer.

2.	Pay: Your base bi-weekly rate of pay will be $14,423.07 (annualized to $375,000). The official Catalent workweek starts on Monday and runs through Sunday. Catalent employees are paid every other Friday, one week in arrears according to the payroll schedule included in your packet.

3.	Sign-On Bonus: You will receive a sign on bonus of $140,000.00. Please note all applicable taxes and withholdings will apply to this bonus payment. If you voluntarily terminate employment with Catalent within twelve (12) months of your start date, you will be obligated to repay Catalent the full amount of the sign on bonus.

4.	Performance: Your performance and merit reviews will follow the standard annual review calendar for Catalent.

5.	Rewards: Catalent is pleased to offer a comprehensive, competitive compensation program that rewards talented employees for their performance.

a.	You will be eligible for participation in our short-term incentive plan, which we call our Management Incentive Plan (MIP). Your potential incentive for fiscal year 2008 (July 1, 2007—June 30, 2008) will be 75% of your annual base salary, prorated to reflect the number of days you are employed during the fiscal year. Annual bonus payments are determined based upon the achievement of specific financial and management agenda objectives. This will be explained to you in more detail when you come on board, but I am happy to answer any questions you may have in the interim. For fiscal year 2008, Catalent will guarantee you fifty percent (50%) of your prorated target bonus.

b.	You will be eligible for our health, life, disability and 401(k) retirement savings plans on your first day of employment. You will receive more information on these benefits during your new hire orientation session.

c.	You will be eligible to participate in Catalent’s Deferred Compensation Plan that enables you to save over the IRS limits in the qualified 401(k) plan. Complete details on the features of this plan and how to enroll will be mailed to your home following hire date.

d.	We will use our commercially reasonable efforts to recommend to the Board of Directors of PTS Holdings Corp. (parent entity of Catalent) that you be awarded stock options to acquire shares of common stock of PTS Holdings Corp. with an aggregate value of $3,000,000 dollars (based on the per share exercise price in effect at the time of grant) and with an exercise price per share equal to the Fair Market Value on the date of grant (as such term is defined in the Equity Documents). The grant of your award will be subject to your investment of not less than $300,000 in cash to purchase shares of common stock of PTS Holdings Corp. at a per share purchase price equal to the Fair Market Value. The grant of your award is also subject to the approval of the Board of Directors of PTS Holdings Corp. and the date of the award, if so approved, will be the date the Board of Directors approves your award. The timing of the approval of your recommended grant is dependent on your acceptance and start date. The complete terms and conditions of this equity award, including vesting provisions, will be communicated to you as part of the Equity Documents that you will receive, pending approval of the award. Equity Documents as used herein is defined as the PTS Holdings Corp. Management Equity Subscription Agreement, PTS Holdings Corp. Securityholders Agreement, 2007 PTS Holdings Corp. Stock Incentive Plan, and the Non-Qualified Stock Option Agreement to the 2007 PTS Holdings Corp. Stock Incentive Plan.

6.	Severance: A one year severance agreement is being prepared that will provide to you severance equal to your annual base salary, MIP target bonus and a subsidized medical insurance benefit to COBRA for length of severance, subject to the terms of the agreement.

7.	Paid Time Off: Upon joining Catalent you will receive seven (7) paid company holidays (New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day following, and Christmas Day).

a.	During the 2007 calendar year, you will be eligible to receive 4 days of Paid Time Off (PTO) for your first year benefit, assuming a November start date.

b.	Beginning January 2008, you will be eligible to receive up to 26 days of PTO. PTO includes vacation, sick and personal days, all of which need to be used during the 2008 calendar year. Please note that Catalent does not allow the carryover of unused PTO unless required by state law. Currently, New Jersey does not require such carry-overs.

8.	Relocation: You are eligible for relocation assistance in accordance with the enclosed Catalent Pharma Solutions for Homeowners Assistance. It is understood that if you voluntarily leave the employment of Catalent Pharma Solutions before one year you would be responsible for reimbursing to the company 100% of these costs, after one year 50% of these costs and that after two years, there would no longer be a reimbursement obligation. By signing this offer letter, you agree that Catalent Pharma Solutions may withhold any amounts due from your final paycheck, as they relate to the above.

9.	Start Date: Your first day of employment will be on a mutually agreement date.

10.	Screening: Consistent with our policies for all Catalent personnel and the special consideration of our industry, this offer is contingent upon the taking of a company-paid drug screening test, the results of which must be negative, as well as an acceptable background check, including references.

a.	The drug screen must be completed within five days of receipt of this offer.

b.	The background check, including references must be complete prior to your start of employment. Please sign and fax back within 72 hours of receipt of your electronic offer packet the following documents authorizing us to move forward with the initiation of the required background check:

1.	Signed copy of this offer
2.	Background Check – Notice & Acknowledgement

11.	Terms: Employment with Catalent is not for any definite period of time and is terminable, with or without notice, at the will of either you or the company at any time for any reason. There shall be no contract, express or implied, of employment.

12.	Ethics: As a company founded on a core set of values, we ask you to review the attached Standards of Business Conduct and be prepared to sign a letter of compliance.

13.	Orientation: Orientation for new hires is conducted monthly at the Somerset facility. We will work out a mutually agreeable day and time for your orientation to receive information about the benefits program, as well as technology training. If possible, on your first day, please bring the necessary identification to fill out your I-9 form. Typical identification items include your driver’s license and social security card.

As mentioned above, please fax back a signed copy of this offer as well as the completed Background Check – Notice & Acknowledgment to commence your background investigation to Scott Butchley at 732-537-5996.

If you have any questions, please feel free to call me at 732-537-6401.

Sincerely,

/s/ John Lowry
John Lowry President and CEO Catalent Pharma Solutions, Inc.

Enclosures

cc:	H. Weininger

I accept the above offer of employment:

/s/ Tracy Tsuetaki	October 3, 2007
Tracy Tsuetaki	Date

3